SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549



                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  October 24, 1995


                                LabOne, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                   0-15975                   48-0952323
     --------------------          -----------                -------------
(State or other jurisdiction       (Commission             (I. R. S. Employer
       of incorporation            File Number)            Identification No.)



             10310 W. 84th Terrace, Lenexa, KS                  66214
          ----------------------------------------             -------
          (Address of principal executive offices)           (Zip Code)



      Registrant's telephone number, including area code:    913-888-8397













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Item 5.   Other Events

On October 24, 1995, LabOne, Inc. announced that Bert H. Hood has resigned his position as Chairman, President and Chief Executive Officer of the Company. Hood plans to pursue other business interests.

W. Thomas Grant, II, Chairman of the Board and Chief Executive Officer of Seafield Capital Corporation, will fill the vacancies left by Hood. LabOne is an 82 percent-owned subsidiary of Seafield.

Thomas J. Hespe, who recently joined LabOne as Executive Vice President of Sales, will head the Company's Lab Card(TM) sales efforts. The Lab Card Program provides outpatient laboratory services to self-funded employers and insurance companies nationwide.

LabOne will release third quarter 1995 results in about a week. The Company estimates that net earnings per share for the third quarter 1995 will be approximately $0.02. Net earnings for the third quarter 1994 were also $0.02. During the third quarter 1995, operating income was reduced by a previously announced, one-time expense of $0.5 million, or $0.03 per share. During the third quarter 1994, LabOne incurred a restructuring charge of $1.6 million, or $0.08 per share.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     LabOne, Inc.


Date:  October 26, 1995              By  /s/  Gregg R. Sadler
                                             ----------------------------
                                              Gregg R. Sadler
                                              Executive V.P. Administration,
                                              and Secretary


Date:  October 26, 1995              By  /s/  Kurt E. Gruenbacher
                                             ----------------------------
                                              Kurt E. Gruenbacher
                                              V.P. Finance and Chief
                                              Accounting Officer





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